Armata Pharmaceuticals Announces Fourth Quarter and Full-Year 2023 Results and

Provides Corporate Update

LOS ANGELES, CA, March 21, 2024 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on high-purity, pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its fourth quarter and full-year ended December 31, 2023, and provided a corporate update.

Fourth Quarter 2023 and Recent Developments:

●	Continued to advance the Phase 2a portion of the Company's diSArm study of AP-SA02 as a potential treatment for Staphylococcus aureus bacteremia with continued ability to dose escalate due to phage purity, as well as its Phase 2 Tailwind study of AP-PA02 in patients with non-cystic fibrosis bronchiectasis (NCFB).
●	Reported that analysis of data from the SWARM-P.a. clinical trial of AP-PA02 in cystic fibrosis patients with Pseudomonas aeruginosa respiratory infections, together with blinded trends from the ongoing Tailwind NCFB study, indicate that treatment with phage alone compared to phage plus antibiotics results in a similar biologic impact.
o	Additionally, similar phage distribution and phage kinetics have been observed across both patient populations.
o	The specificity of phage for their bacterial targets preserves the normal microbiome compared to subjects receiving standard-of-care antibiotic treatment, diminishing the risk to opportunistic infections.
●	Continued to advance bacteriophage science through multiple data presentations and publications:
o	Presented topline data from the Company’s Phase 1b/2a SWARM-P.a. clinical trial evaluating AP-PA02, a novel, inhaled multi-phage therapeutic for the treatment of chronic pulmonary Pseudomonas aeruginosa infections in people with cystic fibrosis, at the North American Cystic Fibrosis Conference Plenary II session in November 2023.
o	Delivered a presentation on the Company’s phage development programs at the 6th Annual Bacteriophage Therapy Summit in February 2024.
o	Plans to submit a manuscript detailing results from the SWARM-P.a. trial to a peer-reviewed journal in the first half of 2024.
●	Progressed the build-out of its advanced biologics manufacturing facility, including completion of R&D labs and administrative space during the fourth quarter of 2023. In the first half of 2024, Armata expects to complete the construction of five large cGMP suites, including a state-of-the-art automated fill and finish suite.

“Since our last quarterly update, we continued to progress toward our mission of addressing the global challenge of antibiotic resistance through the development of high-impact phage therapeutics with best-in-class purity,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “Notably, we have maintained our strategic commitment to investing in rigorous yet efficiently designed randomized studies that, if successful, will support future registration of our high purity phage candidates in areas of significant unmet need.”

“Regarding AP-PA02, which we are developing with financial and clinical support from the Cystic Fibrosis Foundation as a potential treatment for Pseudomonas aeruginosa lung infections in patients with cystic fibrosis and non-cystic fibrosis bronchiectasis, analysis of results from trials to date confirm similarities in phage distribution and phage kinetics across both patient populations and strongly validate our phage ‘cocktail’ approach. Additionally, treatment with phage alone and treatment with phage plus standard-of-care antibiotics appears to have a similar biologic impact. Our Phase 2 Tailwind study in subjects with NCFB is progressing according to plan following an acceleration in enrollment trends that we observed last quarter.”

“Regarding our second clinical candidate, AP-SA02, which we are developing with financial assistance from the U.S. Department of Defense as a potential treatment for Staphylococcus aureus bacteremia, we continue to see a high level of patient tolerance, and plan to continue to escalate our dose to optimally define the Phase 3 dose. We remain on track to complete our Phase 2 diSArm study this year.”

“Also, during the fourth quarter, we further optimized our production capabilities to enhance the purity of our phage candidates, which is a key differentiator for us. It is the purity of our candidates that we believe contributes to their favorable safety profile, allowing us to explore higher doses and longer durations of treatment as we prepare for pivotal studies, likely to commence in the first half of 2025. Our state-of-the-art manufacturing facility is nearing completion and will enable us to support both late-stage trials as well as commercial production.”

“We continue to achieve important clinical and manufacturing milestones while prudently managing our expenses, and I am excited about what we are poised to achieve this year and next,” Dr. Birx concluded.

Fourth Quarter 2023 Financial Results

Grant Revenue. The Company recognized grant revenue of approximately $1.5 million for the three months ended December 31, 2023, which represents Medical Technology Enterprise Consortium’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company recognized approximately $1.1 million of revenue in the comparable period in 2022.

Research and Development. Research and development expenses for the three months ended December 31, 2023 were approximately $7.9 million as compared to approximately $9.6 million for the comparable period in 2022. The Company continues to invest in clinical related expenses associated with its primary development programs. The decrease in expenses was primarily related to the strategic decreases in personnel costs through increased efficiency, and decrease in stock-based compensation expense, as the Company continues to optimize the effectiveness of its operations.

General and Administrative. General and administrative expenses for the three months ended December 31, 2023 were approximately $3.2 million as compared to approximately $1.8 million for the comparable period in 2022. The increase was primarily related to expenses related to the increased legal and professional expenses related to its fundraising activities.

Loss from Operations. Loss from operations for the three months ended December 31, 2023 was $(9.6) million as compared to a loss from operations of approximately $(10.3) million for the comparable period in 2022.

Cash and Equivalents. As of December 31, 2023, Armata held approximately $13.5 million of unrestricted cash and cash equivalents, as compared to $14.9 million as of December 31, 2022.

On March 4, 2024, the Company entered into a credit and security agreement for a loan in an aggregate amount of $35.0 million with Innoviva SO. The loan bears interest at an annual rate of 14% and matures on June 4, 2025. Principal and accrued interest are payable at maturity.

As of March 21, 2024, there were approximately 36.1 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific cGMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995.These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its Marina del Rey production facility under fully compliant current Good Manufacturing Practices; meet anticipated milestones in the development and testing of the relevant product; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 21, 2024, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$13,523	$14,852
Prepaid expenses and other current assets	2,265	3,664
Other receivables	3,363	8,531
Total current assets	19,151	27,047
Property and equipment, net	12,559	3,617
Operating lease right-of-use asset	44,717	43,035
Intangible assets, net	13,746	13,746
Other long term assets	8,190	8,389
Total assets	$98,363	$95,834

Liabilities and stockholders’ (deficit) equity
Total current liabilities	16,461	24,873
Long term debt	82,307	—
Operating lease liabilities, net of current portion	28,583	31,804
Deferred tax liability	3,077	3,077
Total liabilities	130,428	59,754
Stockholders’ (deficit) equity	(32,065)	36,080
Total liabilities and stockholders’ (deficit) equity	$98,363	$95,834

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)
	2023	2022	2023	2022
Grant revenue	$1,528	$1,051	$4,529	$5,508
Operating expenses:
Research and development	7,928	9,570	33,770	35,017
General and administrative	3,179	1,810	11,649	7,437
Total operating expenses	11,107	11,380	45,419	42,454
Loss from operations	(9,579)	(10,329)	(40,890)	(36,946)
Interest income	68	14	179	29
Interest expense	(1,450)	—	(2,626)	—
Change in fair value of convertible debt	(8,886)	—	(21,845)	—
Loss on convertible debt extinguishment	—	—	(3,863)	—
Net loss	$(19,847)	$(10,315)	$(69,045)	$(36,917)
Net loss per share, basic and diluted	$(0.55)	$(0.29)	$(1.91)	$(1.08)
Weighted average shares outstanding, basic and diluted	36,100,869	36,038,686	36,075,555	34,294,124

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2023	2022
Operating activities:
Net loss	$(69,045)	$(36,917)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	972	892
Stock-based compensation expense	938	3,105
Change in fair value of convertible debt	21,845	—
Non-cash interest expense	2,573	—
Non-cash interest income	(22)	—
Loss on convertible debt extinguishment	3,863	—
Change in right-of-use asset	1,018	—
Loss from disposal of property and equipment	81	—
Changes in operating assets and liabilities:	(9,646)	439
Net cash used in operating activities	(47,423)	(32,481)
Investing activities:
Purchases of property and equipment	(8,144)	(2,211)
Proceeds from sale of property and equipment	10	—
Net cash used in investing activities	(8,134)	(2,211)
Financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	29,101	—
Proceeds from issuance of long-term debt, net of issuance costs	24,925	—
Payment of deferred offering costs	—	(500)
Proceeds from sale of Common Stock, net of offering costs	—	44,391
Payments for taxes related to net share settlement of equity awards	(43)	—
Proceeds from exercise of stock options	5	125
Net cash provided by financing activities	53,988	44,016
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,569)	9,324
Cash, cash equivalents and restricted cash, beginning of period	20,812	11,488
Cash, cash equivalents and restricted cash, end of period	$19,243	$20,812

	Year Ended December 31,
	2023	2022
Cash and cash equivalents	$13,523	$14,852
Restricted cash	5,720	5,960
Cash, cash equivalents and restricted cash	$19,243	$20,812